Exhibit 99.1

Second Part of the Glaucoma Phase II study has been Approved in a European Country

CF101 is currently one of the few Oral Drugs developed for Glaucoma

A US Patent for the utilization of CF101 for Glaucoma Treatment will be Valid until 2030

The Glaucoma Market Size is estimated to be approximately $3B

Petach Tikva, Israel, December 15, 2014 -- Can-Fite BioPharma Ltd. (TASE: CFBI), (NYSE MKT: CANF), a biotechnology company developing a pipeline of small molecule drugs that address inflammatory and cancer diseases, and its subsidiary, OphthaliX Inc. (OTCQB: OPLI), jointly announced today the receipt of an approval from the regulatory authorities in Bulgaria to initiate the enrollment of patients to the second cohort of the Phase II clinical study in glaucoma. OphthaliX plans to conduct the study in two European countries, Bulgaria and Romania. The approval in Romania is expected shortly.

In the first cohort of this study, patients were treated with 1 mg CF101 and placebo. Blinded results from this cohort showed that the drug had a favorable safety profile and was well tolerated. In the current cohort, the CF101 dose will be increased to 2 mg based on positive linear interim data in Can-Fite’s Phase II/III Psoriasis study.

The rationale to treat glaucoma patients with CF101 stems from data in another ophthalmic study showing that CF101 lowered the intraocular pressure (IOP) in patient eyes. Subjects will be randomized to receive 2 mg CF101 or matching placebo, given orally every 12 hours for 16 weeks. The study data will be released upon completion of the 2 mg dose treatment group, and is expected to be announced during the second half of 2015.

OphthaliX has the exclusive rights for the use and development of CF101 in the field of ophthalmic diseases, which includes a US patent for the reduction of IOP that expires in 2030. Increased IOP is the most important and only modifiable risk factor for glaucoma.

As previously announced, OphthaliX received third-party validation of its technology for the utilization of A3 adenosine receptor agonists for lowering intraocular pressure and treating glaucoma that was published by Professor M. Francesca Cordeiro, a Professor of Glaucoma & Retinal Neuro-degeneration at the University College of London and Imperial College in London.

The global glaucoma market size is estimated by GlobalData to be worth approximately $3B, where most of the drugs are generic ones and are given as eye drops. The key advantage of CF101 is its oral administration which contributes to better compliance.

About CF101

CF101, an A3 adenosine receptor (A3AR) agonist, is a novel, first in class small molecule orally bioavailable drug which binds with high affinity and selectivity to the A3AR, which is known to be over-expressed in inflammatory cells. The drug acts as a neuro-protective agent and prevents apoptosis of retinal ganglion cells.

About Can-Fite BioPharma Ltd.

Can-Fite BioPharma Ltd. (NYSE MKT: CANF) (TASE: CFBI) is an advanced clinical stage drug development company with a platform technology that is designed to address multi-billion dollar markets in the treatment of cancer and inflammatory diseases. The Company’s CF101 is in Phase II/III trials for the treatment of psoriasis and the Company is preparing for a Phase III CF101 trial for rheumatoid arthritis. Can-Fite’s liver cancer drug CF102 is commencing Phase II trials and has been granted Orphan Drug Designation by the U.S. Food and Drug Administration. CF102 has also shown proof of concept to potentially treat other cancers including colon, prostate, and melanoma. These drugs have an excellent safety profile with experience in over 1,200 patients in clinical studies to date. For more information please visit: www.can-fite.com

About OphthaliX Inc.

OphthaliX Inc. is a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders.

Forward-Looking Statements

This press release may contain forward-looking statements, about Can-Fite's expectations, beliefs or intentions regarding, among other things, its product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, Can-Fite or its representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as "believe," "expect," "intend," "plan," "may," "should" or "anticipate" or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by Can-Fite with the U.S. Securities and Exchange Commission, press releases or oral statements made by or with the approval of one of Can-Fite's authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause Can-Fite's actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause Can-Fite's actual activities or results to differ materially from the activities and results anticipated in such forward-looking statements, including, but not limited to, the factors summarized in Can-Fite's filings with the SEC and in its periodic filings with the TASE. In addition, Can-Fite operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond its control. Can-Fite does not undertake any obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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